Exhibit 3.18.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

INSURANCE APPEALS, LTD.

I.

The name of the Corporation is Insurance Appeals, Ltd. (the “Corporation”).  The Corporation was incorporated as Insurance Appeals, Ltd. on March 21, 2002.  There has been no change in the name of the Corporation since the date of incorporation.

II.

As of the date of filing these Amended and Restated Articles of Incorporation (the “Filing Date”), the address of the registered office of the Corporation in the State of Illinois is 208 South LaSalle Street, Suite 814, Chicago, IL 60604 in the County of Cook, and the name of its registered agent at that address is CT Corporation System.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be incorporated under the Business Corporation Act of 1983 of the State of Illinois.

IV.

The total number of shares which the Corporation shall have authority to issue is 1000, all of which is common stock, no par value.  As of the Filing Date, the Corporation has issued 100 shares, and the amount of paid-in capital is $1000.

V.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw whether adopted by them or otherwise.

VI.

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

VII.

Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, which number may be less than unanimous consent.

VIII.

No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability thereof is not permitted under the Business Corporation Act of 1983 of the State of Illinois as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

IX.

The Corporation shall, to the fullest extent permitted by the Business Corporation Act of 1983 of the State of Illinois, indemnify its officers and members of the Board of Directors and may, if authorized by the Board of Directors, indemnify its employees and agents and any and all persons whom it shall have the power to indemnify against any and all expenses, liabilities or other matters (including expenses incurred in prosecuting and indemnification actions).

X.

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Articles of Incorporation, and other provisions authorized by the laws of the State of Illinois at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to these Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.